Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Third Quarter and Nine Months Results

FOR IMMEDIATE RELEASE

Monday, November 13, 2017

LAKE BARRINGTON, IL, November 13, 2017 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of novelty balloon products, flexible packaging and storage products, home container and organizing products and laminated films, today announced results of operations for the third quarter 2017 and for the nine months ended September 30, 2017.

For the quarter, the Company had net sales of $13,226,000 and incurred a net loss of ($275,000), or Eight Cents ($.08) per share, compared to net sales of $13,476,000 and a net loss of ($180,000), or Five Cents ($.05) per share for the third quarter 2016. For the nine months ended September 30, 2017, the Company has had net sales of $41,397,000 and has incurred a loss of ($742,000), or Twenty Cents ($.20) per share, compared to net sales for the same period of 2016 of $42,832,000 and a loss, for that period, of ($257,000) or Seven Cents ($.07) per share.

John Schwan, Chief Executive Officer, reported: “Our results this year to date through the third quarter are off somewhat from the same period last year. Overall, revenues for the year to date are down about 3.4% compared to the same period last year and our loss for the period has increased. There have been a variety of factors affecting results so far this year including (i) lower sales in the first two quarters of our high margin vacuum sealing product line, (ii) an overall lower gross margin rate due to lower sales of some higher margin products and increased revenues of some lower margin products, (iii) losses in our UK operation and (iv) additional expenses associated with financial consulting and legal costs related to our re-financing efforts. Mr. Schwan stated, however, that “We are working diligently to complete our re-financing efforts in the fourth quarter and to implement cost reductions in our operations in the U.S. and U.K., and expect to have a strong fourth quarter both in terms of sales and results.”

Key Factors and Trends

Revenues from the sale of foil balloons, our largest product line, have increased over the nine month period ended September 30, 2017 by 4.4% from $20,540,000 for that period last year to $21,447,000 this year. Sales to our principal foil balloon customer remained steady and sales to other customers, both new and existing in the U.S. and Europe grew from $8,715,000 for the nine month period last year to $9,958,000 this year. We are anticipating continued strong revenues and growth in our foil balloon product line for the balance of the year. We expect to have two new foil production machines in service by the end of 2017 which will substantially increase our foil balloon capacity.

Our latex balloon product line has recovered from a decline last year, growing by 39.8% in the third quarter this year, from $1,875,000 to $2,620,000 in the third quarter this year. For the nine months, latex balloon revenues grew by 12.7% from $6,182,000 last year to $6,969,000 for the nine months this year. The new production equipment that came on line late last year has supported, and we expect will support, continued growth in revenues in this product line.

With respect to our vacuum sealing line, revenues for the year to date are down by 23% compared to last year, from $7,362,000 for the nine months ended September 30 in 2016 to $5,668,000 for the same period this year. However, we believe that, for the first half of this year, the decline in sales of this line resulted from the selloff of excess inventory by a major customer who had purchased a large quantity of vacuum sealing machines from us in the fourth quarter of 2016. This customer’s discounted sales of those machines in 2017, we believe, negatively affected the sales of our current line of machines at least through June of this year. In the third quarter this year, our rate of sales of vacuum sealing machines returned to a more normalized rate and, we expect, will reflect that increased level of sales in the fourth quarter.

In November, our trademark license on the Ziploc Vacuum Sealing line was extended for a two year period expiring on December 31, 2019.

Overall gross margin rates for the third quarter declined from 25.3% to 24.1% and for the nine months declined from 26.1% to 24%. The reduction in gross margin rates for these periods is attributable principally to the change in the mix of products sold, with latex balloon products increasing as a percent of sales and vacuum sealing products declining as a percent of sales.

We have initiated a program to achieve reductions in general and administrative, selling, marketing and other operating expenses, and have realized cost reductions, particularly in consulting and personnel costs in the second and third quarter, and expect to realize additional reductions in the fourth quarter and in 2018. However, these reductions have been offset, in the third quarter, by one time additional expenses we have incurred related to our re-financing efforts in financial consulting and legal expenses of $238,000.

Our senior banking facility has been extended to a maturity date of November 30, 2017 and our subordinated loan obligation matures on January 18, 2018. We are engaged in due diligence activities and negotiations for a re-financing of our senior and subordinated loan facilities.

About CTI

CTI Industries Corporation, headquartered in Lake Barrington, Illinois, designs, develops, produces, markets and sells lines of foil balloons, vacuum sealing machines, pouches and related items for the storage of food and other household items, latex balloons, home containers and organizing products and commercial film products. CTI markets its products throughout the United States, Canada, Mexico, the United Kingdom and Europe and in Latin America.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by these forward-looking statements. Factors that could cause results to differ from those contemplated by such forward looking statements, include, but are not limited to, product demand and market acceptance, competition, cost and availability of raw materials, new technology or product developments and other risks identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stan Brown, 847-620-1330

sbrown@ctiindustries.com

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2017	*December 31, 2016

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $3,000 and $51,000, respectively)	$324,712	$563,043
Accounts receivable, net (VIE $29,000 and $6,000 respectively)	9,481,084	14,838,978
Inventories, net (VIE $611,000 and $719,000, respectively)	19,348,108	18,348,011
Other current assets (VIE $39,200 and $18,000, respectively)	1,341,258	1,209,358
Total current assets	30,495,162	34,959,390

Property, plant and equipment, net (VIE $225,000 and $125,000, respectively)	4,963,883	5,311,388
Other assets (VIE $440,000 and $440,000, respectively)	3,905,385	3,642,961

Total Assets	$39,364,430	$43,913,739

Liabilities & Equity
Total current liabilities (VIE $659,000 and $640,000, respectively)	$25,590,952	$23,879,584
Long term debt, less current maturities (VIE $196,000 and $301,000, respectively)	2,151,095	8,056,578
CTI Industries Corporation stockholders' equity	12,447,844	12,717,393
Noncontrolling interest	(825,461)	(739,816)

Total Liabilities & Equity	$39,364,430	$43,913,739

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$13,225,954	$13,476,157	$41,397,288	$42,831,655
Cost of sales	10,039,044	10,064,066	31,475,520	31,661,039

Gross profit	3,186,910	3,412,091	9,921,768	11,170,616

Operating expenses	3,212,672	3,339,670	9,890,502	10,248,758

(Loss) Income from operations	(25,762)	72,421	31,266	921,858

Other (expense):
Net Interest expense	(371,200)	(311,026)	(1,080,039)	(1,253,556)
Other (expense) income	(11,430)	9,663	(92,382)	77,341

Net (loss) before taxes	(408,392)	(228,942)	(1,141,155)	(254,357)

Income tax expense	(125,678)	(28,655)	(313,151)	(16,804)

Net (loss)	(282,714)	(200,287)	(828,004)	(237,553)

Less: Net (loss) income attributable to noncontrolling interest	(8,014)	(19,812)	(85,645)	19,089

Net (loss) attributable to CTI Industries Corporation	$(274,700)	$(180,475)	$(742,359)	$(256,642)

Net (loss) applicable to common shares	$(274,700)	$(180,475)	$(742,359)	$(256,642)

Other Comprehensive (Loss) Income
Foreign currency adjustment	(260,469)	(236,133)	492,900	(840,144)
Comprehensive (loss)	$(535,169)	$(416,608)	$(249,459)	$(1,096,786)

Basic (loss) per common share	$(0.08)	$(0.05)	$(0.20)	$(0.07)

Diluted (loss) per common share	$(0.08)	$(0.05)	$(0.20)	$(0.07)

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,641,439	3,541,582	3,641,439	3,541,582

Diluted	3,641,439	3,714,239	3,789,081	3,703,732

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.